Exhibit 10.4
EMPLOYMENT AGREEMENT
      This Agreement is made by and between NGTV, INC., a California Company (“Company”), and RICHARD DAVID (“Executive”).
      The parties agree as follows:
1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company to serve initially as its Senior Vice President, Finance and Administration, including head of Human Resources. During the Term, the Executive will devote to the business and affairs of the Company his full employment time, efforts, and attention.
2. Duties and Authority. Executive shall, at this time and until further notice, have reporting responsibilities to both the Chief Executive Officer, Allan Brown and the Co-President Jay Vir and shall work with senior management to perform all duties typically related to the position of Senior Vice President, Finance and Administration, including the oversight and responsibility of the overall financial and administrative requirements of the Company, establishment and maintenance of the Company’s financial controls; oversight of the Company’s Human Resources function, corporate and health insurance policies, payroll and benefits plans; production of timely financial statements, tax returns, budgets and other critical financial information. Executive shall use his best reasonable efforts to carry out such duties for the Company.
3. Compensation.
a. Base Compensation: Beginning March 14, 2005, Executive shall be paid the sum of $180,000 (One-Hundred and Eighty Thousand Dollars) per annum, payable in equal bi-weekly installments in accordance with the Company’s normal pay practices. No later than March 13, 2006, Executive’s salary shall be reviewed and increased as warranted, but by no less than 5%. In addition to the base compensation, Executive shall be entitled to receive bonuses at the discretion of Management.
b. Other Compensation: The Company acknowledges that a bonus of $55,000 (Fifty-Five Thousand Dollars) is currently due and payable to the Executive for significant contribution to the company over the prior twelve months, 50% of which is to be paid on July 31, 2005 with the remaining 50% to be paid on January 15, 2006. In the event of termination of this Agreement, for any reason, the remaining unpaid balance of this, as well as any other unpaid compensation, will be immediately due and payable to Executive.

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c.  Stock Options. Executive shall be entitled to options to acquire shares of the Common Stock of the Company pursuant to the terms of the Company’s Equity Incentive Plan(s) or other means available for the issuance of such options.
 i.  The Company acknowledges that in addition to the stock options previously issued to Executive in 2004, Executive is due an additional amount of stock options, commensurate with the senior nature of his position within the company, and that these options are pending eminent issuance to the Executive, pursuant to appropriate approvals by the NGTV Board of Directors. The number of these options to be issued shall be no less than 1,000,000 shares (the “Minimum Number of Options”), which shall vest 1/24 for each month during the term of this agreement. The Company further agrees that all of the options shall have an exercise price of $0.18, and shall be fully vested upon (i) receipt of gross financing proceeds of $15 million by the Company and (ii) the exchange of Company shares and options with a publicly traded entity, pursuant to a merger or a reverse merger transaction.
ii.  Executive shall be issued a least the Minimum Number of Options, fully vested, upon the following events: (a) the termination of Executive without cause, or (b) the acquisition of the Company by merger, sale or transfer, or (c) a transfer of controlling interest of the Company’s assets, or (d) other significant reorganization or change in control.
d.  Deductions and Withholding. All payments by the Company to the Executive will be subject to such deductions and withholdings as are from time to time required to be made pursuant to law, government regulation or order, and by agreement with or consent of the Executive. Company shall make payment of all amounts withheld to the appropriate governmental agencies as required by law.
4.  Term. The term of this agreement and of the Executive’s employment hereunder is for a period of two years commencing on March 14, 2005 and will continue through March 10, 2007, unless sooner terminated by the Company for one of the causes of termination set forth below (such period being hereinafter referred to as the “Term”).
5.  Fringe Benefits and Reimbursements.
a.  Insurance and other Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in the Company’s insurance and other benefit plans as they may exist from time to time on the same basis as is generally offered by the Company for senior executives.
b.     Vacations. The Executive will be entitled to a minimum of three weeks paid vacation during each year covered by this Agreement in accordance with the Company’s vacation policy.
c.     Automobile. In the event that the Company extends to senior executives the use of Company supplied automobiles, or automobile allowances, Executive shall be entitled to the use of a company supplied automobile, or a similar automobile allowance, commensurate to the level of his position.
d.     Business Expense Reimbursement. The Executive will be entitled to reimbursement by the Company for the reasonable business expense paid by him on behalf of the Company in the course of his employment hereunder on presentation to the Company of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient for the Company to establish that such expense is, a) within the Company’s guidelines and policies and b) deductible under Treasury Regulations Section 1.162-17 (dealing with required substantiation of business expenses). Any individual item of expense in excess of $1,500 shall require the advance written approval of the officer of the Company to whom Executive reports.
6.     Insurance and Indemnity. Executive shall be entitled to coverage under Directors and Officers insurance providing reasonable limits and reasonable coverage for his activities. In addition, the Company shall hold Executive harmless, and indemnify him against any loss, liability, damage, or costs or fees (including, but not limited to attorney fees,) suits, actions, claims, or investigations arising out of, or in connection with his employment by the Company; provided however, that if a court of competent jurisdiction issues a final, non-appealable judgment holding that Executive breached any of his obligations under this agreement, and that such breach was in bad faith, then Executive shall reimburse the Company for any defense costs that the Company has paid on his behalf.
7.     Representations. The Executive hereby represents and warrants that (1) he has the right to enter into this Agreement with the Company and to grant the rights contained herein, (2) the provisions of this Agreement do not violate any other contracts or agreements that he has entered into with any other individual or entity or any other contract or agreements by which he is bound, (3) this Agreement constitutes the legal, valid, and binding obligation of the Executive, enforceable against the Executive in accordance with its terms.
8.     Termination. The Executive’s employment hereunder

may be terminated by the Company under the circumstances set forth below:
a. expiration of term.
b. upon the Executive’s death.
c. upon the Executive’s total disability (total disability meaning the inability of the Executive to perform substantially all of his current duties as required hereunder for a continuous period of one hundred eighty (180) days because of mental or physical condition, illness or injury).
d. for “Good Cause”. “Good Cause” shall mean:
(1) the Executive is convicted of any felony or a crime involving theft, fraud, or moral turpitude;
(2) the Executive habitually engages in the immoderate use of alcoholic beverages or engages in the illegal use of a controlled substance;
(3) in the event of the Executive’s fraud or embezzlement;
(4) the Executive materially breaches any representation or warranty in this Agreement.
e. “Without Cause”. The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of the lesser of one year’s salary owed under the term of this Agreement, plus any accrued vacation and unpaid compensation, bonuses and other reimbursements, as well as any and all unissued stock options to be granted under the Agreement, or the remaining balance of Base Salary plus any accrued vacation and unpaid bonuses and other reimbursements, as well as any and all unissued stock options to be granted under this Agreement.
9. Notices. A notice to the Company or the Executive hereunder will be sufficient if in writing and delivered personally or sent by certified mail to their last known address and shall be deemed to have been given on receipt, if delivered personally, or three days after mailing, if mailed.
10. Integration and Amendment. This Agreement constitutes the entire understanding between the Company and the Executive
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relating to the subject matter hereof, and neither this agreement nor any of the provisions hereof can be changed or discharged orally. All prior agreements and understandings relating to Executive’s employment by the Company are hereby superseded and canceled.
11.     Applicable Law. This Agreement has been executed in the State of California and all questions pertaining to its validity, construction, and administration shall be determined in accordance with the internal laws of that state.
12.     Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof will not be affected thereby and shall continue in full force and effect.
13.     Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of the provisions of this Agreement.
14.     Attorney’s Fees and Costs. In any proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. The parties agree to make the best efforts to settle any disputes through State of California sanctioned Arbitration.

Richard David Employment Agreement
     IN WITNESS WHEREOF, the parties have hereunto executed or caused this Agreement to be executed on the day and year first above written.
NGTV, INC.
a California Company

By	[ILLEGIBLE SIG]	3/14/05
Date

	[ILLEGIBLE SIG]	3/14/05
Date

EXECUTIVE

	/s/ Richard David	March 14, 2005
	Richard David	Date